Exhibit B:

Special Opportunities Fund, Inc. 615 East Michigan Street,
Milwaukee, WI 53202

Texas Pacific Land Corporation
1700 Pacific Avenue
Suite 2900
Dallas, TX 75201

Attention: The Board of Directors

      January 17, 2024

Dear Directors;

   Special Opportunities Fund is the beneficial owner of shares of Texas
Pacific Land Corporation with a value in excess of $25,000.00. It has held these shares continuously for more than 12 months and plans to continue to hold them through the next meeting of shareholders.

   We hereby submit the following proposal and supporting statement pursuant to rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in management's proxy materials for the next meeting of stockholders for which this proposal is timely submitted. We are available to discuss our proposal at any mutually convenient time.

********
RESOLVED: The stockholders urge the Board to seek stockholder approval of any transaction in which the consideration includes shares of the Company's stock, including any tender offer, exchange offer, share exchange, merger, consolidation, acquisition, business combination, sale, recapitalization, or restructuring if the Board has reason to believe that stockholders might not vote to approve such transaction.

                       SUPPORTING STATEMENT

In seeking stockholder approval in 2022 to issue additional shares, the Board stated that such additional shares "would enable the Company to act quickly as opportunities arise and to avoid the time-consuming and costly need to hold a special meeting of stockholders in every case to seek stockholder approval for the issuance of additional shares of Common Stock." That may be reasonable if the Board truly believes stockholders would approve a particular transaction.
However, if the board believes that stockholders might not approve a transaction, it should seek stockholder approval before closing such transaction.

      Very truly yours,

          /S/Phillip Goldstein

             Phillip Goldstein
             Chairman